UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*

                            ATP Oil & Gas Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00208J108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 22, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00208J108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Touradji Capital Management, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,487,872

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,487,872

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,487,872

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, PN

--------------------------------------------------------------------------------

CUSIP No. 00208J108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Touradji Global Resources Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,487,872

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,487,872

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,487,872

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No. 00208J108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul Touradji

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,487,872

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,487,872

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,487,872

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 00208J108
          ---------

Item 1(a).  Name of Issuer:

            ATP Oil & Gas Corporation

            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            4600 Post Oak Place
            Suite 200
            Houston, Texas 77027

            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Touradji Capital Management, LP
            Touradji Global Resources Master Fund, Ltd.
            Paul Touradji

            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Touradji Capital Management, LP
            101 Park Avenue
            48th Floor
            New York, New York 10178

            Touradji Global Resources Master Fund, Ltd.
            c/o Spectrum Global Fund Administration (Cayman)
            Anchorage Center, Second Floor
            P.O. Box 10243 APO Grand Cayman, Cayman Islands
            BWI

            Paul Touradji
            c/o Touradji Capital Management, LP
            101 Park Avenue
            48th Floor
            New York, New York 10178

            --------------------------------------------------------------------

      (c).  Citizenship:

            Touradji Capital Management, LP - Delaware
            Touradji Global Resources Master Fund, Ltd. - Cayman Islands Paul Touradji - United States of America

            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, $.001 par value

            --------------------------------------------------------------------

      (e).  CUSIP Number:

            00208J108

            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Touradji Capital Management, LP - 1,487,872
          Touradji Global Resources Master Fund, Ltd. - 1,487,872
          Paul Touradji - 1,487,872

          ----------------------------------------------------------------------

     (b)  Percent of class:

          Touradji Capital Management, LP - 5.09%
          Touradji Global Resources Master Fund, Ltd. - 5.09%
          Paul Touradji - 5.09%

          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

Touradji Capital Management, LP
-------------------------------

          (i)  Sole power to vote or to direct the vote                  0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote        1,487,872
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    1,487,872
                                                             ------------------.

Touradji Global Resources Master Fund, Ltd.
-------------------------------------------

          (i)  Sole power to vote or to direct the vote                  0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote        1,487,872
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                             ------------------,

          (iv)  Shared power to dispose or to direct the
                disposition of                                   1,487,872
                                                             ------------------.

Paul Touradji
-------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote                  0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote        1,487,872
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                           0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    1,487,872
                                                             ------------------.

          ----------------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          N/A

          ----------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A

          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A

          ----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A

          ----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

          ----------------------------------------------------------------------

Item 10. Certification.

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                  December 2, 2005
                                        ----------------------------------------
                                                       (Date)

                                        Touradji Capital Management, LP*

                                        By: Touradji Capital GP, LLC, its
                                        General Partner

                                        By: /s/ Paul Touradji
                                            ------------------------------------
                                        Name: Paul Touradji
                                        Title: Managing Member


                                        Touradji Global Resources Master
                                        Fund, Ltd.*

                                        By: /s/ Paul Touradji
                                            ------------------------------------
                                        Name: Paul Touradji
                                        Title: Director


                                            /s/ Paul Touradji*
                                            ------------------------------------
                                            Paul Touradji

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A
---------

                                    AGREEMENT
                                    ---------

     The undersigned agree that this Schedule 13G dated December 2, 2005 relating to the Common Stock, $.001 par value of ATP Oil & Gas Corporation shall be filed on behalf of the undersigned.

                                        Touradji Capital Management, LP*

                                        By: Touradji Capital GP, LLC, its
                                        General Partner

                                        By: /s/ Paul Touradji
                                            ------------------------------------
                                        Name: Paul Touradji
                                        Title: Managing Member


                                        Touradji Global Resources Master
                                        Fund, Ltd.*

                                        By: /s/ Paul Touradji
                                            ------------------------------------
                                        Name: Paul Touradji
                                        Title: Director

                                            /s/ Paul Touradji*
                                            ------------------------------------
                                            Paul Touradji

23177.0003 #622322